Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.

REPORTS SECOND QUARTER NET EARNINGS PER DILUTED SHARE OF $0.25

CHESAPEAKE, Va. – August 24, 2005 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.25, for the fiscal second quarter ended July 30, 2005. Sales for the quarter were $769.0 million, a 9.2% increase compared to $704.2 million, for the same period, one year ago. Comparable store sales declined 1.5% for the quarter.

“An increase in our average ticket was more than offset by reduced store traffic,” said President and CEO Bob Sasser. “While we achieved sales within our most recent guidance, it is evident that our customers continue to feel the strain of rising fuel costs, and they are responding with fewer shopping trips. We remain focused on our sales initiatives as we manage all aspects of our business.”

For the second quarter, gross margin was 34.0%, compared to the 35.6% in last year’s second quarter. Loss of leverage on occupancy costs, coupled with higher merchandise costs resulting from mix and higher freight costs attributed to most of the decline. The 2004 second quarter results also included a favorable shrink true-up which accounted for the balance of the rate decline in the year-on-year comparison.

Selling, general and administrative expenses, as a percentage of sales, were 27.9% in the second quarter of 2005, compared to 28.6% in the same quarter last year. The reduction in rate reflects the Company’s continual dedication to expense control as well as meaningful savings in health care costs and workers compensation expenses.

It is also noteworthy that depreciation expense, as a percent of sales, was flat for the quarter, when compared to last year.

Operating margin in this year’s second quarter was 6.1%, versus 7.0% for the same period, one year ago.

The Company estimates sales for the third quarter of 2005 to be in the range of $775 -$800 million. Based upon this sales forecast, diluted earnings per share is estimated to be in the range of $0.28 to $0.31.

Full year sales are now forecasted to be in the range of $3.33 billion - $3.38 billion. Full year diluted earnings per share are expected to be in the range of $1.57 - $1.66.

On Wednesday, August 24, 2005, the Company will host a conference call to discuss its earnings results at 9:00 a.m EDT. The telephone number for the call is 703-639-1163. A recorded version of the call will be available until midnight Tuesday, August 30, and may be accessed by dialing 703-925-2533, and the access code is 750327. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Tuesday, August 30. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, October 6, 2005, by 5:00 p.m. EDT, and will remain on-line through Monday, October 10, 2005. Interested parties can access the Company’s update by dialing (757) 321-5873.

As of July 30, 2005, Dollar Tree operated 2,856 stores in 48 states. During the second quarter, Dollar Tree opened 74 stores, closed 9 stores, and expanded or relocated 27 stores. The Company’s retail selling square footage totaled approximately 22.2 million at July 30, 2005, an 18.7% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our expectations for sales initiatives, third-quarter sales and earnings per share, as well as full year sales and earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed June 9, 2005. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger, 757-321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

	Second Quarter ended		Year-to-Date
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$769,027	$704,234	$1,518,120	$1,414,564

Cost of sales	507,541	453,861	1,002,390	911,155

Gross profit	261,486	250,373	515,730	503,409
	34.0%	35.6%	34.0%	35.6%

Selling, general & administrative expenses	214,902	201,289	421,072	395,666
	27.9%	28.6%	27.7%	28.0%

Operating income	46,584	49,084	94,658	107,743
	6.1%	7.0%	6.2%	7.6%

Interest expense, net	(3,071)	(1,235)	(4,607)	(3,313)
Other income	216	301	471	911

Income before income taxes	43,729	48,150	90,522	105,341
	5.7%	6.8%	6.0%	7.4%

Income tax expense	16,419	18,558	34,200	40,599

Net income	27,310	29,592	56,322	64,742
	3.6%	4.2%	3.7%	4.6%

Net earnings per share:
Basic	$0.25	$0.26	$0.51	$0.57
Weighted average number of shares	108,386	113,527	109,823	113,671

Diluted	$0.25	$0.26	$0.51	$0.57
Weighted average number of shares	108,823	114,149	110,310	114,442

DOLLAR TREE STORES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	July 30, 2005	Jan. 29, 2005	July 31, 2004
Cash and cash equivalents	$14,533	$106,532	$59,513
Short-term investments	151,015	211,275	122,305
Merchandise inventories	629,833	615,483	648,680
Other current assets	33,821	36,597	32,136

Total current assets	829,202	969,887	862,634

Property and equipment, net	691,628	685,386	664,320
Intangibles, net	130,935	129,032	123,265
Other assets, net	28,047	8,367	21,763

Total assets	$1,679,812	$1,792,672	$1,671,982

Current portion of long-term debt	$19,000	19,000	$19,000
Accounts payable	120,374	124,195	158,065
Other current liabilities	103,123	117,491	97,495
Income taxes payable	5,308	33,669	5,450

Total current liabilities	247,805	294,355	280,010

Long-term debt, excluding current portion	250,000	250,000	250,000
Other liabilities	84,812	84,105	83,440

Total liabilities	582,617	628,460	613,450

Shareholders’ equity	1,097,195	1,164,212	1,058,532

Total liabilities and shareholders’ equity	$1,679,812	$1,792,672	$1,671,982

STORE DATA:
Number of stores open at end of period	2,856	2,735	2,612
Total selling square footage (in thousands)	22,160	20,444	18,665

DOLLAR TREE STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year-to-Date
	July 31, 2005	July 31, 2004
Cash flows from operating activities:
Net income	$56,322	$64,742

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	68,105	62,818
Other non-cash adjustments	(8,411)	11,774
Changes in merchandise inventories	(14,349)	(123,037)
Other changes in working capital	(32,629)	13,450

Total adjustments	12,716	(34,995)

Net cash provided by operating activities	69,038	29,747

Cash flows from investing activities:
Capital expenditures	(74,477)	(93,243)
Purchase of short-term investments	(497,745)	(112,500)
Proceeds from maturities of short-term investments	558,005	74,690
Restricted investments	(15,147)	—
Acquisition of favorable lease rights	(3,331)	(251)

Net cash used in investing activities	(32,695)	(131,304)

Cash flows from financing activities:
Proceeds from long-term debt, net of facility fees of $1,094	—	248,906
Repayment of long-term debt and facility fees	—	(148,568)
Principal payments under capital lease obligations	(3,521)	(2,313)
Proceeds from stock issued pursuant to stock-based compensation plans	5,549	9,184
Payments for share repurchases	(130,370)	(30,329)

Net cash provided by (used in) financing activities	(128,342)	76,880

Net decrease in cash and cash equivalents	(91,999)	(24,677)
Cash and cash equivalents at beginning of period	106,532	84,190

Cash and cash equivalents at end of period	$14,533	$59,513